Exhibit 99.1

Press Release

Contacts:	Media Kevin Heine +1 212 635 1569 kevin.heine@bnymellon.com	Analysts Andy Clark +1 212 635 1803 andy.clark@bnymellon.com

BNY Mellon Announces Redemption of Trust Preferred Securities

NEW YORK, October 26, 2012 – BNY Mellon, the global leader in investment management and investment services, today announced that all outstanding 6.875% Trust Preferred Securities, Series E (NYSE: BKPrE), issued by BNY Capital IV (liquidation amount $25 per security and $200 million in the aggregate) and 5.95% Trust Preferred Securities, Series F (NYSE: BKPrF), issued by BNY Capital V (liquidation amount $25 per security and $350 million in the aggregate) will be redeemed on Monday, November 26, 2012. The redemption price for the 6.875% Trust Preferred Securities, Series E will be equal to $25 per security plus accrued and unpaid distributions up to and excluding the redemption date in the amount of $0.40582. The redemption price for the 5.95% Trust Preferred Securities, Series F will be equal to $25 per security plus accrued and unpaid distributions up to and excluding the redemption date in the amount of $0.10330.

The Trust Preferred Securities are held only in book-entry form through The Depository Trust Corporation (“DTC”). DTC will redeem the Trust Preferred Securities in accordance with its procedures and notify the holders. Holders of the Trust Preferred Securities need not take any action to receive payment of the redemption price.

BNY Mellon is a global financial services company focused on helping clients manage and service their financial assets, operating in 36 countries and serving more than 100 markets. BNY Mellon is a leading provider of financial services for institutions, corporations and high-net-worth individuals, offering superior investment management and investment services through a worldwide client-focused team. As of September 30, 2012, it had $27.9 trillion in assets under custody and administration and $1.4 trillion in assets under management, serviced $11.6 trillion in outstanding debt and processed global payments averaging $1.4 trillion per day. BNY Mellon is the corporate brand of The Bank of New York Mellon Corporation (NYSE: BK). Additional information is available on www.bnymellon.com or follow us on Twitter @BNYMellon.

The information presented in this press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These statements may be expressed in a variety of ways, including the use of future or present tense language. These statements are based upon current beliefs and expectations and are subject to significant risks and uncertainties (some of which are beyond the Company’s control). Factors that could cause the Company’s results to differ materially can be found in the risk factors set forth in the Company’s Annual Report on Form 10-K for the year ended December 31, 2011, the Company’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2012 and the Company’s other filings with the SEC. Such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation to release publicly any updates or revisions to any forward-looking statements contained herein to reflect any change in its expectations with regard thereto or change in events, conditions or circumstances on which any statement is based.

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